Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 14, 2022 (the “Closing Date”), Knightscope, Inc. (the “Company”) completed its acquisition of Case Emergency Systems, a California corporation (“CASE”), pursuant to an Asset Purchase Agreement (the “APA”) between the Company and CASE. Upon completion of the Acquisition (as defined below), the Company purchased and assumed from CASE substantially all the assets and certain specified liabilities of CASE’s emergency call box and communications business for approximately $6.4 million, subject to the terms and conditions set forth in the APA (the “Acquisition”).

The following unaudited pro forma condensed combined financial statements are based on the Company’s historical financial statements and CASE's historical financial statements as adjusted to give effect to the Acquisition. The unaudited pro forma condensed combined balance sheet as of June 30, 2022 gives effect to the Acquisition as if it had occurred on June 30, 2022. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 give effect to the Acquisition as if it had occurred on January 1, 2021.

The unaudited pro forma condensed combined financial statements, including the notes thereto, are derived from, and should be read in conjunction with, (i) the Company’s audited financial statements and related notes thereto that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022; (ii) the unaudited financial statements and related notes thereto that are included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on August 15, 2022; (iii) the audited financial statements of CASE as of and for the year ended December 31, 2021, which are attached as Exhibit 99.1 to this Current Report on Form 8-K/A; and (iv) the unaudited interim condensed financial statements of CASE as of and for the six months ended June 30, 2022, which are attached as Exhibit 99.2 to this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial statements reflect adjustments to CASE’s historical consolidated financial statements to exclude the impact of assets not acquired or liabilities not assumed by the Company and to conform CASE’s accounting policies to those of the Company. The transaction accounting adjustments for the Acquisition consist of those necessary to account for the Acquisition, including the preliminary purchase price allocation. The Company funded the Acquisition with (i) $5.0 million in proceeds from the issuance of senior secured convertible notes issued in an aggregate principal amount of $6.075 million (the “Convertible Notes”), (ii) $0.6 million of debt in the form of a Seller’s Note (as defined below), and (iii) existing cash, with debt issuance costs of $0.3 million related to the Convertible Notes, shown in a separate column as “other transaction accounting adjustments.”

The unaudited pro forma condensed combined financial statements reflect preliminary estimates of the fair values of assets acquired and liabilities assumed, pending the completion of valuation procedures, and are based on the application of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, “Business Combinations.” The allocation of the purchase price to the fair value of assets acquired and liabilities assumed is based upon management’s estimates and assumptions using currently available information. These fair value estimates may be revised during the measurement period to reflect the final valuation based on updated information and revised assumptions. The final valuation of intangible assets could differ materially from the preliminary valuation used in the transaction accounting adjustments. The purchase price allocation and the resulting effect on the Company’s financial position and results of operations may be subject to change as the Company monitors and interprets the impact that new information may have on the fair value of assets acquired and liabilities assumed.

The unaudited pro forma condensed combined financial statements have been prepared by management in accordance with Regulation S-X Article 11, “Pro Forma Financial Information,” as amended by the final rule, “Amendments to Financial Disclosures About Acquired and Disposed Businesses,” as adopted by the SEC on May 21, 2020 (“Article 11”). The Company is providing the unaudited pro forma condensed combined financial statements for illustrative purposes only and such pro forma information does not necessarily reflect what the combined financial condition or results of operations of the Company would have been had the Acquisition and the related financing occurred on the dates indicated. The companies may have performed differently had they been combined during the periods presented. Specifically, the unaudited pro forma condensed combined financial statements do not give effect to any cost savings, operating synergies, or revenue enhancements expected to result from the Acquisition or the costs to achieve these cost savings, operating synergies and revenue enhancements. You should not rely on the unaudited pro forma condensed combined financial statements as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. The combined company’s actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

KNIGHTSCOPE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF June 30, 2022

(in thousands)

	Knightscope Historical	CASE Historical	Transaction Accounting Adjustments (Note 3)		Other Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
ASSETS

Cash and cash equivalents	$15,639	$758	$(1,234	)(a)	$793	(k)	$15,198
			(758	)(b)
Account receivable (net of allowance for doubtful accounts of $147)	1,637	1,302	(1,302	)(b)	—		2,189
			552	(c)
Prepaid expenses and other current assets	1,255	24	(24	)(b)	—		1,255
Inventory	—	2,319	210	(d)	—		2,529
Total current assets	18,531	4,403	(2,556)		793		21,171

Autonomous security robots, net	3,959	—	—		—		3,959
Property, equipment and software, net	172	516	—		—		688
Operating lease right-of-use-assets	777	—	787	(e)	—		1,564
Intangible assets	—	—	2,020	(f)	—		2,020
Goodwill	—	412	(412	)(g)	—		1,687
			1,687	(g)
Other assets	78	25	—		—		103
Total assets	$23,517	$5,356	$1,526		$793		$31,192

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,237	$300	$(300	)(b)	$—		$1,237
Accrued expenses	585	290	(290	)(b)	283	(k)	1,777
			638	(h)
			271	(i)
Deferred revenue	1,544	72	143	(c)	—		1,759
Operating lease liabilities	696	—	262	(e)	—		958
Other current liabilities	1,237	254	——		—		1,491
Short term debt		99	546	(h)	(99	)(k)	546
Total current liabilities	5,299	1,015	1,270		184		7,768
Long-term liabilities:
Preferred stock warrant liabilities	14,549	—	—		—		14,549
Operating lease liabilities	125	—	539	(e)	—		664
Debt obligations	—	4,083	—		(4,083	)(k)	—
Convertible notes	—	—	—		3,182	(k)	3,182
Warrant liability	—	—	—		1,818	(k)	1,818
Other long-term liabilities	—	260	—		—		260
Total liabilities	19,973	5,358	1,809		1,101		28,241

Commitments and contingencies

Preferred stock	36,620	—	—		—		36,620

Stockholders’ equity (deficit):
Class A common stock	26	1	(1	)(j)	—		26
Class B common stock	10	—	—		—		10
Additional paid-in capital	89,314	390	(390	)(j)	—		89,314
Accumulated deficit	(122,426)	(393)	393	(j)	(308	)(k)	(123,019)
			(271	)(i)
			(14	)(e)
Total stockholders’ equity (deficit)	(33,076)	(2)	(283)		(308)		(33,669)
Total liabilities, preferred stock and stockholders’ equity (deficit)	$23,517	$5,356	$1,526		$793		$31,192

See accompanying notes to the unaudited pro forma condensed combined financial statements.

KNIGHTSCOPE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED June 30, 2022

(in thousands, except share and per share data)

	Knightscope Historical	CASE Historical	Transaction Accounting Adjustments (Note 3)		Other Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Revenue, net	$1,985	$5,011	—		—		$6,996
Cost of revenue, net	3,225	3,234	97	(f)	—		6,556
Gross profit (loss)	(1,240)	1,777	(97)		—		440

Operating expenses:
Research and development	3,913	129	154	(m)	—		4,196
Sales and marketing	4,998	328	51	(f)	—		5,377
General and administrative	5,286	1,035	(154	)(m)	—		6,167
Total operating expenses	14,197	1,492	51		—		15,740

Income (loss) from operations	(15,437)	285	(148)		—		(15,300)

Other income (expense):
Change in fair value of warrant liabilities	15,647	—	—		—		15,647
Interest expense, net	(8,910)	(67)	—		(601	)(l)	(9,578)
Other income (expense), net	(29)	(26)	—		—		(55)
Total other income (expense)	6,708	(93)	—		(601)		6,014

Net income (loss) before income tax expense	(8,729)	192	(148)		(601)		(9,286)
Income tax expense	—	—	—		—		—
Net income (loss)	(8,729)	192	(148)		(601)		(9,286)
Preferred stock dividends	—	—	—		—		—
Net income (loss) attributable to common stockholders	$(8,729)	$192	$(148)		$(601)		$(9,286)
Basic and diluted net loss per common share	$(0.26)	$—	$—		$—		$(0.28)
Weighted average shares used to compute basic and diluted net loss per share	33,727,858	—	—		—		33,727,858

See accompanying notes to the unaudited pro forma condensed combined financial statements.

KNIGHTSCOPE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share data)

	Knightscope Historical	CASE Historical	Transaction Accounting Adjustments (Note 3)		Other Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Revenue, net	$3,407	$5,433	—		—		$8,840
Cost of revenue, net	5,464	3,142	210	(d)	—		9,010
			194	(f)
Gross profit (loss)	(2,057)	2,291	(404)		—		(170)

Operating expenses:
Research and development	5,601	257	269	(m)	—		6,127
Sales and marketing	12,017	612	333	(f)	—		12,962
General and administrative	4,880	1,972	(269)	(m)	—		7,161
			578	(i)
Total operating expenses	22,498	2,841	911		—		26,250

Income (loss) from operations	(24,555)	(550)	(1,315)		—		(26,420)

Other income (expense):
Change in fair value of warrant liabilities	(15,718)	—	—		—		(15,718)
Interest expense, net	(4,333)	(135)	—		(1,925	)(1)	(6,393)
Other income (expense), net	763	714	—		—		1,477
Total other income (expense)	(19,288)	579	—		(1,925)		(20,634)

Net income (loss) before income tax expense	(43,843)	29	(1,315)		(1,925)		(47,054)
Income tax expense	—	1	—		—		1
Net income (loss)	(43,843)	28	(1,315)		(1,925)		(47,055)
Preferred stock dividends	(608)	—	—		—		(608)
Net income (loss) attributable to common stockholders	$(44,451)	$28	$(1,315)		$(1,925)		$(47,663)
Basic and diluted net income (loss) per common share	$(4.18)	$—	$—		$—		$(4.48)
Weighted average shares used to compute basic and diluted net income (loss) per share	10,631,774	—	—		—		10,631,774

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been derived from the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on August 15, 2022, CASE’s audited financial statements and the related notes thereto for the year ended December 31, 2021, and CASE’s unaudited interim condensed financial statements and the related notes thereto for the six months ended June 30, 2022. Certain CASE historical amounts have been adjusted to exclude the impact of assets not acquired or liabilities not assumed by the Company and to conform CASE’s accounting policies to those of the Company. See Note 3. Unaudited Pro Forma Adjustments to the Condensed Combined Financial Statements for additional information. The Company has summarized CASE’s operating expenses to conform with its classified presentation on its statement of operations for all periods presented. The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred on June 30, 2022. The unaudited pro forma condensed combined statements of operations are presented as if the Acquisition had occurred on January 1, 2021.

Note 2. Purchase Price Allocation

Estimated consideration of approximately $6.4 million is based on (i) $6.16 million in cash less (ii) $0.672 million attributable to the Indemnification Holdback Amount (as defined below) and (iii) a $0.07 million estimated working capital adjustment for a total cash consideration transferred of $5.42 million. Total estimated consideration transferred also includes (i) an additional working capital adjustment of ($0.2 million) and (ii) the fair value of the   Seller’s Note of $0.546 million. The following table summarizes the components of the estimated consideration:

Consideration Transferred:
Cash	$5,421,050
Working Capital Adjustment	(194,897)
Indemnification Liability	638,000
Seller’s Note	546,000
Total Consideration Transferred	$6,410,153

The Company has determined it is the accounting acquirer in the Acquisition, which will be accounted for under the acquisition method of accounting for business combinations in accordance with ASC 805. The allocation of the purchase price to the fair value of assets acquired and liabilities assumed is based upon management’s estimates and assumptions using currently available information. The purchase price allocation and the resulting effect on the Company’s financial position and results of operations may be subject to change as the Company monitors and interprets the impact that new information may have on the fair value of assets acquired and liabilities assumed.

The Company has performed a preliminary valuation analysis of the fair market value of CASE’s assets to be acquired and liabilities to be assumed. Using the total consideration for the Acquisition, the Company has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the unaudited pro forma condensed combined balance sheet and statements of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes below. The final allocation is expected to be completed when the Company files its Annual Report on Form 10-K for the year ending December 31, 2022 with the SEC and could differ materially from the preliminary allocation used in the transaction accounting adjustments. The final allocation may include, among other things, (1) changes in fair values of assets acquired; (2) changes in allocations to intangible assets, such as trade names, technology and customer relationships, as well as goodwill; and (3) other changes to assets and liabilities. The Company expects to finalize the purchase price allocation as soon as practicable.

The following table presents the preliminary purchase price allocation among the assets acquired and liabilities assumed:

Fair value of assets acquired:

Accounts receivables, net of allowances	$362,000
Inventories	2,529,000
Fixed assets	516,000
Operating lease right of use assets	801,448
Other assets	24,975
Trade name	230,000
Customer relationships	820,000
Developed technology	970,000
Goodwill	1,687,044

Other current liabilities	(229,115)
Operating lease liability – current	(262,291)
Operating lease liability – non current	(539,157)
Other liabilities	(499,751)
Acquired assets and liabilities assumed	$6,410,153

Note 3. Unaudited Pro Forma Adjustments to the Condensed Combined Financial Statements

Adjustments included in the columns labeled “Transaction Accounting Adjustments” and “Other Transaction Accounting Adjustments” in the pro forma condensed combined financial statements are as follows:

(a) Represents the payment of the preliminary purchase price to acquire CASE.

(b) Reflects adjustments to record the assets acquired and liabilities assumed in the transaction at their current values as detailed in Note 2. Purchase Price Allocation.

(c) The adjustment to CASE’s accounts receivable and deferred revenue is to align with the applicable assets acquired under the target working capital threshold as part of the Acquisition. This amount is subject to change pending finalization of the target working capital amounts.

(d) The adjustment steps up the pro forma balance sheet for CASE’s finished goods and work-in process inventory to a fair value of approximately $2.9 million. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory on the date of the Acquisition, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. The pro forma statement of operations for the year ended December 31, 2021 is also adjusted to increase cost of revenue, net by the same amount as the inventory that is expected to be sold within one year of the Closing Date.

(e) FASB ASC 842, “Leases” allows for different adoption dates for certain companies. As a result, the Company adopted ASC 842 on January 1, 2019, whereas CASE had not yet adopted ASC 842 as of June 30, 2022. This transaction accounting adjustment reflects the adoption of ASC 842 to conform CASE’s accounting policy to that of the Company. These adjustments reflect the recognition of lease liabilities and right-of-use assets for CASE’s operating and finance leases in accordance with ASC 842, with the offsetting impact to stockholders’ equity (deficit).   The impact of the application of ASC 842 for CASE’s operating and finance leases on the unaudited pro forma condensed combined statements of operations was not material.

(f) Reflects the adjustment of historical intangible assets acquired by the Company to their respective estimated fair values as of the applicable date. As part of the preliminary valuation analysis, the Company identified intangible assets, including technology, trade name and customer relationships. The fair value of the identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. The following table summarizes the estimated fair values of CASE’s identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization:

	Estimated Fair Value	Estimated Useful Life in Years	Year Ended December 31, 2021 Amortization Expense	Six Months Ended June 30, 2022 Amortization Expense
Trade name	$230,000	1	230,000	-
Customer relationships	820,000	8	102,500	51,250
Developed technology	970,000	5	194,000	97,000
Totals	$2,020,000		$526,500	$148,250

These preliminary estimates of fair value   could differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements.

(g) Reflects an adjustment to remove CASE’s historical goodwill of $0.4 million and record goodwill resulting from the Acquisition of $1.1 million.

(h) The adjustment records the Indemnification Holdback liability and the Seller’s Note at fair value entered into by the Company as part of the Acquisition. The “Indemnification Holdback” refers to the fair value of $0.6 million that was held back from the purchase price paid at the closing of the Acquisition and retained by the Company as security (but not the sole source of recovery) for the performance of the indemnification and other covenants, obligations and agreements of CASE arising under the APA, any other transaction agreement or otherwise. Any portion of the Indemnification Holdback amount not used to satisfy indemnification claims will be released to CASE on the 12-month anniversary of the Closing Date. The “Seller’s Note” means the unsecured, non-negotiable promissory note that (a) bears simple interest at the applicable federal rate per annum, (b) matures on the 6-month anniversary of the Closing Date, with principal and accrued interest to be paid on the maturity date, and (c) is be subordinated to all senior indebtedness of the Company to the extent required by the holders thereof. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 and the six months ended June 30, 2022 was adjusted to record the interest expense on the Seller’s Note.

(i) Represents the accrual of nonrecurring transaction costs subsequent to June 30, 2022. These costs are reflected as an adjustment to accrued liabilities on the pro forma condensed combined balance sheet, with the offset to accumulated deficit. This amount is also included as an adjustment to general and administrative expense in the pro forma condensed combined statement of operations for the year ended December 31, 2021. These costs will not affect the Company’s statement of operations beyond 12 months after the Closing Date.

(j) Reflects the elimination of CASE’s historical equity balances in accordance with the acquisition method of accounting.

(k) Reflects adjustments to record the Company’s borrowings of $6.1 million to finance the Acquisition and associated debt issuance costs of $0.3 million, which were expensed as incurred based on the Company’s fair value option election for the underlying instruments, and reflected for pro forma purposes in accumulated deficit. CASE’s outstanding debt for $4.2 million is also extinguished upon consummation of the Acquisition. The following table illustrates these adjustments on the unaudited pro forma condensed combined balance sheet, as follows:

	Cash and cash equivalents	Accrued expenses	Debt	Convertible notes	Warrant liability	Accumulated deficit
Extinguishment of CASE’s existing debt	$(4,181,669)		(4,181,669)
Issuance of new Convertible Notes	5,000,000			3,182,364	1,817,636
Debt issuance costs	(25,000)	282,837				(307,837)
Other transaction accounting adjustments	$793,331	282,837	(4,181,669)	3,182,364	1,817,636	(307,837)

The Convertible Notes were issued in an aggregate principal amount of $6.075 million at an initial conversion price of $5.00 per share of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), subject to adjustment upon the occurrence of specified events described in the Convertible Notes, together with warrants to purchase up to 1,138,446 shares of Common Stock with an initial exercise price of $3.25 per share of Common Stock, exercisable immediately and expiring five years from the date of issuance, for $5.0 million of gross proceeds. The Convertible Notes are the senior secured obligations of the Company and were issued with an original issue discount of approximately 17.65%. The Convertible Notes bear no interest until an event of default has occurred, upon which interest will accrue at 12.5% per annum. The Convertible Notes mature on September 15, 2024 unless earlier converted (upon the satisfaction of certain conditions) (the “Maturity Date ”), and are collateralized by a first priority security interest in substantially all of the Company’s assets.

Principal payments under the Convertible Notes are payable in equal monthly installments beginning on April 5, 2023 and ending on the Maturity Date, and are payable, at the Company’s election, in cash or shares of Common Stock. The Company may, subject to certain conditions, redeem all, or any portion not less than $1.0 million (or such lesser amount then outstanding thereunder), of the Conversion Amount (as defined in the Convertible Notes) then remaining under the Convertible Notes on the applicable redemption date upon the terms and conditions set forth in the Convertible Notes. Furthermore, the Convertible Notes provide that the holders thereof are entitled to, among other things, effectuate an Alternate Conversion (as defined in the Notes), defer or accelerate certain installment payments, participate in certain future offerings of the Company’s securities, in each case, subject to various limitations and conditions and at the prices set forth in the Convertible Notes, as applicable. The Convertible Notes contain certain conversion limitations, providing that no conversion may be made if, after giving effect to the conversion, the holder, together with any of its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of Common Stock.

The Company elected the fair value option to account for the Convertible Notes at fair value. The warrants are required to be liability-classified and accounted for at fair value. The preliminary estimates of fair value could differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements.

(l) Represents the net increase to interest expense resulting from interest expense incurred on each of the Convertible Notes and the Seller’s Note that were issued to finance the Acquisition, in part, and the extinguishment of CASE’s existing debt, as follows:

	Year Ended December 30, 2021 Interest Expense	Six Months Ended June 30, 2022 Interest Expense
Elimination of interest expense for outstanding CASE’s debt	(135,494)	(67,022)
Interest expense on new Convertible Notes	2,021,359	655,301
Interest expense on new Seller’s Note	39,131	12,565
Other transaction accounting adjustments to interest expense	$1,924,996	$600,844

For the variable interest rate borrowings under the Seller’s Note, current interest rates reasonably close to the date of this Current Report on Form 8-K/A was filed of 4.5% were utilized. The adjustment to record interest expense on the new Seller’s Note assumes the Seller’s Note was obtained on January 1, 2021 and was outstanding for the entire year ended December 31, 2021 and the six months ended June 30, 2022.

(m) Certain reclassifications have been made to the historical presentation of CASE to conform to the financial statement presentation of the Company. Specifically, the Company recognizes compensation costs for related wages and benefits within its research and development expenses presented in its statement of operations, while CASE recognizes these costs in its general and administrative expenses presented in its statement of operations. Therefore, this adjustment conforms the presentation of these expenses to the Company’s presentation.